Exhibit 10.6

***** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Shop Your Way Retail Establishment Agreement

Between

Sears Holdings Management Corporation

And

Lands’ End, Inc.

April 4, 2014

Shop Your Way Retail Establishment Agreement

This Shop Your Way Retail Establishment Agreement (this “Agreement”) is between Sears Holdings Management Corporation (“SHMC”) and Lands’ End, Inc. (“LE”) is effective as of              (the “Effective Date”). Each party to this Agreement is sometimes referred to herein as a “Party” and collectively as the “Parties.”

Recitals

A. SHMC maintains a rewards program known as the Shop Your WaySM Program (the “Program”). The Program provides Members with Points associated with purchases of merchandise and services at participating establishments (“Issuing Retailers”) and in connection with promotions and other activities, which Points may be redeemed for merchandise or services at selected establishments (“Redeeming Retailers”) (collectively, the Issuing Retailers and Redeeming Retailers are referred to herein as the “Participating Retailers”). The Program also provides a social shopping experience for members at www.shopyourway.com (together with any successor sites, the “Program Site”); and

B. LE wishes to enroll in the Program so that LE’s customers who are Members may earn and redeem Points on purchases in LE’s retail channels, including LE shops within Sears stores (“LE Shops”), and through LE’s direct channels, including LE stores, LE websites, and through LE’s catalog and call center (collectively, the LE Shops and LE direct channels shall be referred to as “LE Formats”) and otherwise participate in the Program all in accordance with the “Terms and Conditions of the Shop Your Way Program”. For clarification, LE Formats shall not include the Sears Marketplace, the MyGofer site, the Program Site, or any other website run by SHMC or its Affiliates, and LE’s participation in those websites shall be governed exclusively by the terms of the parties’ Sears Marketplace – Local Marketplace - MyGofer Fulfilled By Merchant (FBM) Seller Agreement, dated July 24, 2013, as amended (the “Marketplace Agreement”), as further described in Section 7.A.iv, below. The Terms and Conditions of the Shop Your Way Program are available at www.shopyourway.com/terms or successor location (these, together with any other additional terms and conditions for Program applications, benefits, promotions or related programs as may from time to time exist and be amended and interpreted by SHMC as permitted hereby, are collectively referred to herein as the “Program Terms and Conditions”).

Agreement

In consideration of the mutual covenants and promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as follows:

1. Definitions. Exhibit 1 of this Agreement includes a glossary of defined terms.

2. Term. The term of this Agreement (the “Term”) will begin immediately following the “Effective Time” specified in the Separation and Distribution Agreement (the “Separation Agreement”) to be executed and delivered by LE and Sears Holdings Corporation (“SHLD”)

(the date on which the Effective Time occurs, the “Effective Date”) and will end, unless terminated earlier, on the third (3rd) anniversary of the Effective Date. The day that becomes the Effective Date will be inserted in the recitals once the Effective Date has occurred.

3. Program Overview.

a. Program Responsibilities. Except for LE’s obligations with respect to the Program pursuant to this Agreement and as otherwise provided in this Agreement, SHMC will control and manage the operation and administration of the Program including, without limitation: (i) the Program Terms and Conditions, (ii) the terms and conditions for advertising and promoting the Program, (iii) the maintenance and retention of Program records, (iv) the terms and conditions for earning and redemption of Points by Members, and (v) otherwise providing Program benefits to Members. Except as otherwise provided in this Agreement, SHMC’s interpretations of the Program Terms and Conditions will be final and binding absent manifest error.

b. Program Amendments. Subject to applicable law and the next three sentences, SHMC may make generally applicable amendments or modifications to the Program at any time at its discretion and such amendments or modifications shall be binding on LE. Notwithstanding the foregoing, if an amendment or modification to the Program applies on a non-discriminatory basis to all Participating Retailers (a “Complying Change”), but has a material adverse effect on LE, LE will provide prompt written notice to SHMC, and SHMC will use commercially reasonable efforts to provide an accommodation for LE’s approval and consent, which consent will not be unreasonably withheld or delayed. If SHMC is unable or unwilling to provide the accommodation, then the Complying Change will not be binding on LE. No amendment, modification or interpretation of the Program that contravenes the express terms of this Agreement shall be applicable to LE without the prior written consent of LE, not to be unreasonably withheld or delayed. Nothing in this Agreement will limit SHMC’s right to add or remove Participating Retailers or other participating companies to or from the Program.

4. Program Authorizations; Program Obligations. SHMC authorizes LE, on a non-exclusive basis and subject to and in accordance with the Program Terms and Conditions and this Agreement, (i) to represent to Members that Members may earn Points with respect to their Program-Eligible Purchases made at LE Formats, (ii) to accept the redemption of Points as payment for Program-Eligible Purchases made from LE Formats in accordance with the Program Terms and Conditions, and (iii) to perform all other actions authorized or required by this Agreement. The determination of Program-Eligible Purchases shall be made exclusively by SHMC. At all times during the Term of this Agreement, LE will participate in the Program and will offer and promote the Program to its customers and Members in all LE Formats in accordance with this Agreement and as LE’s primary loyalty program. Without limiting any of LE’s other obligations contained in this Agreement, LE agrees to: (1) train LE employees on the Program and the benefits of the Program, (2) market the Program prominently in each of the LE Formats in a mutually agreeable manner, which marketing shall be no less prominent or comprehensive than the current marketing for the Program in those LE formats where such marketing is taking place as of the Effective Date, (3) facilitate the issuance of Points on all Program-Eligible Purchases at LE Formats, (4) accept the redemption of Points as payment for Program-Eligible Purchases made from LE Formats in accordance with the Program Terms and

Conditions, (5) make Good Faith efforts to adopt the Program and participate in Additional Point and Surprise Point offers and (6) work with SHMC to promptly integrate with the Program’s Telluride database with the reasonable costs of such integration to be paid by SHMC. To the extent that LE engages in promotional, marketing, loyalty or other similar activities outside the Program, including, without limitation, (x) private-labeled credit cards, (y) traditional retail promotional activities such as providing gift cards, coupons, bounce backs, sweepstakes, rebates or other similar offers, or (z) third party affiliate marketing programs (collectively, “Promotional Activities”), LE and its Affiliates will ensure that such Promotional Activities: (i) are only offered in addition to and not in lieu of the Program, (ii) must not in any way prevent or limit a Member’s right to earn or redeem Points or otherwise receive Program benefits, (iii) must not require a Member to choose between receiving a Program benefit and a Promotional Activity benefit and (iv) must not in each case be promoted in the aggregate more prominently or comprehensively than the Program.

5. Transaction Information and POS.

a. Delivery. LE will deliver to SHMC, using delivery methods specified by SHMC from time to time, all Member-specific information with respect to Program-Eligible Purchases made from LE Formats by Members, including but not limited to, the following: merchandise or service purchased; purchase price paid; purchase location (such as particular store or online); date and time of day of purchase; associated returns, exchanges, adjustments, and related information; and tender type (not including credit card numbers) (collectively, the “Transaction Information”).

b. Format. The Transaction Information will be delivered to SHMC in the format and with the frequency, and using the secure delivery methods, in effect as of the Effective Date. SHMC may revise the format, frequency, and methods related to the delivery of the Transaction Information from time to time upon 30-days’ advance written notice to LE, except that (i) security related changes shall be made as soon as possible and without unreasonable delay, and (ii) no revision to the format, frequency or method of delivery that will impose material costs or other burdens on LE shall be required without LE’s consent, not to be unreasonably withheld or delayed.

c. POS. LE will, at is sole cost and expense, establish, and at all times during the Term maintain, the appropriate in-store and online point-of sale and related information systems to meet its enrollment and other Program obligations (the “POS Systems”) and use commercially reasonable efforts to maximize enrollments. In accordance with prevailing retail-industry standards, the POS Systems will accurately process, record, store, secure, and permit retrieval of all Transaction Information and properly facilitate and support all Program point of sale functionality and transaction types. With respect to LE’s Inlet Stores (“Inlet Stores”) that do not as of the Effective Date have such a POS System, LE will use commercially reasonable efforts to implement, at its sole cost and expense, a POS System in accordance with this Section 5.c as soon as reasonably possible.

6. Points and Fees.

a. Issuance of Points. Consistent with and subject to the Program Terms and Conditions, SHMC will issue Base Points, Additional Points and Surprise Points (collectively,

“Points”) to Members’ Accounts with respect to Program-Eligible Purchases from LE and in connection with promotions and other activities. SHMC will take all related actions as SHMC determines are appropriate with respect to such purchases (including reflecting returns, exchanges, and similar transactions), promotions and other activities as those actions may affect the Members’ Accounts.

b. Point Offers. SHMC may make Additional Point offers and Surprise Points offers to Members (in accordance with and subject to the Program Terms and Conditions and this Agreement) to encourage Members to make Program-Eligible Purchases from LE and others. With respect to existing Additional Point offers as of the Effective Date, SHMC will continue to provide reporting on each existing Additional Point offer that LE is participating in, and LE may elect not to participate in these offers by providing SHMC with a timely notice of its intent to not participate. With respect to new (never before offered or run) Additional Point offers after the Effective Date or Additional Point offers that LE is not participating in, SHMC will provide notice to LE of each upcoming new Additional Point offer that is relevant to LE, and LE may elect to participate in the offer by providing SHMC with a timely notice of its intent to participate. From time to time, SHMC may also inform LE of Surprise Point Offers that may be relevant to LE and that LE may elect to participate in with timely notice of its intent to participate. If LE participates in an Additional Point Offer or a Surprise Points Offer, LE will pay all applicable fees in accordance with the fee schedule on Exhibit 2. The Parties may mutually agree in advance to conduct Additional Point offers and/or Surprise Points offers specific to LE, including Additional Point offers that are multiples of Base Points awarded to Members for a Program-Eligible Purchase during the applicable offer period, Additional Points awarded for Program-Eligible purchases that exceed a certain amount, “Lifecycle Points” awarded at specific events or milestones during Membership, or Points awarded for particular categories of brands or types of purchases.

c. Points Issuance Fee. Exhibit 2 describes the Points Issuance Fees that LE will pay to SHMC with respect to the issuance of Base Points and Additional Points in accordance with this Agreement, all of which fees are non-refundable except as otherwise provided in this Agreement, regardless of the extent to which Points are redeemed. SHMC may authorize, upon terms and conditions determined by SHMC in its sole discretion, additional third parties to issue Points, including new Issuing Retailers.

d. Redemption of Points. LE will, on a non-exclusive basis, accept Points from all Members as partial or full payment for all Program-Eligible Purchases in accordance with the Program Terms and Conditions and this Agreement and regardless of the means of payment tendered by Members for any portion of Program-Eligible Purchases that are not paid for with Points and regardless of the merchandise and services purchased. SHMC may authorize, upon terms and conditions determined by SHMC in its sole discretion, additional third parties to redeem Points, including new Redeeming Retailers.

e. Reimbursement or Payment Upon Redemption. SHMC will reimburse LE or LE will pay SHMC (as applicable) for Points that LE, in accordance with the Program Terms and Conditions and this Agreement, accepts from its customers that are Members as payment for Program-Eligible Purchases at the rate or rates specified on Exhibit 2. Notwithstanding any expiration or termination of this Agreement, SHMC will continue to reimburse LE, or LE will pay SHMC (as applicable) for all Points earned and/or redeemed by Members for Program-Eligible Purchases at LE prior to such expiration or termination. Subject to SHMC’s prior review and approval, LE agrees to provide notice to Members in LE Formats at least six (6) months prior to any expiration or termination of this Agreement that they will no longer be able to earn or redeem Points in LE Formats after the applicable expiration or termination date and LE will make all commercially reasonable efforts to cancel, subside or otherwise cease offering any Additional Point offers from the date such notice is given.

f. Expiration of Points. SHMC will have no obligation to compensate a Member or LE for expired Points, whether earned by Members at LE or otherwise.

g. Reconciliation and Payment of Points Fees. Subject to Section 6.k below, the amount or amounts of Points fees that LE owes to SHMC in accordance with this Agreement, and the amount or amounts of Points reimbursement that SHMC owes to LE in accordance with this Agreement, will be determined by SHMC on a monthly basis, which amounts will be netted against each other. Except as otherwise agreed by the parties, the Party that owes an amount to the other Party after the netting will remit the amount it owes to the other Party within five days of the reconciliation.

h. Differentiation. SHMC from time to time in its sole discretion may establish multiple rates for earning Points that differentiate among Members on the basis of, or that depend on, reflect, or are affected by, factors or considerations determined by SHMC in its sole discretion, including the applicable Participating Retailers from whom Program-Eligible Purchases are made, the types of Program-Eligible Purchases made, Member achievement of specified levels of Program-Eligible Purchases, or similar criteria. SHMC from time to time in its sole discretion may establish multiple rates and/or fees for issuance and redemption of Points that differentiate among Participating Retailers, and other participants in the Program on the basis of, or that depend on, reflect, or are affected by, factors or considerations determined by SHMC in its sole discretion, including the applicable Participating Retailers from whom Program-Eligible Purchases are made, the types of Program-Eligible Purchases made, achievement of specified levels of Program-Eligible Purchases, or similar criteria. Nothing in this Agreement is intended to prohibit, restrict or limit SHMC’s rights to enter into agreements with third parties with respect to the Program or any aspect of the Program on terms similar to or different than those contained in this Agreement.

i. Expenses. With respect to technology or systems upgrades and other similar changes made in connection with the Program, SHMC is not obligated to make those technologies or systems available to LE without mutual agreement as to the applicable fees that LE will be responsible for paying for such upgrades and/or other changes.

j. Permits and Taxes. LE will at its own expense (i) obtain all permits and licenses required under Applicable Law to operate its business, and (ii) except as otherwise provided in this Agreement or any other agreement that may be entered into between LE and SHMC (or any of SHMC’s non-LE Affiliates), pay and discharge all applicable taxes and assessments which may be charged or levied, now or in the future, against LE on any Program-Eligible Purchase. Except as otherwise provided in this Agreement or any other agreement that may be entered into between LE and SHMC (or any of SHMC’s non-LE Affiliates), SHMC shall pay and discharge all applicable taxes and assessments which may be charged or levied, now or in the future, on the awarding of Points or Program benefits and for issuing any tax information reporting to third parties relating to taxable Points or Program benefits. Each Party will be responsible for collecting and remitting their own taxes resulting from any income earned under this Agreement. SHC and LE shall cooperate fully at such time and to the extent reasonably required by the other party in connection with any permits and taxes as provided for in this Section 6.j.

k. Returns. SHMC shall refund all Points fees paid by LE with respect to product returns, and LE shall refund all reimbursements received with respect to Points redeemed by Members for Program-Eligible Purchases at LE Formats that are subsequently returned.

7. Marketing; Services; and LE Product Sales.

a. Marketing by SHMC for LE.

i. Certain marketing for LE related to the Program may be performed by SHMC at LE’s request as mutually agreed upon by the Parties and in accordance with, and subject to the fees described on, Exhibit 3 (as may be amended from time to time, the “Rate Card”), which marketing is referred to as the “Program-Related Marketing.” Program-Related Marketing includes multi-media advertising, print media, SYW-branded social media, store signage, direct customer communications (such as targeted or un-targeted email, online display or text messaging campaigns), sweepstakes and other contest offers, and point-of-sale messaging related to the Program. The rates for Program-Related Marketing included initially in the Rate Card are based on the systems and technology available to SHMC as of the Effective Date. Should SHMC obtain or develop new systems or technologies that can be used for Program-Related Marketing after the Effective Date, SHMC is not obligated to make those systems or technologies available to LE for Program-Related Marketing without mutual agreement as to the applicable fees. In addition, SHMC may revise the types of Program-Related Marketing and the rates and fees defined in the Rate Card at any time upon 30-days’ prior notice to LE. The Parties will mutually determine the frequency, targeting rules, and related parameters of all Program-Related Marketing. All Program-Related Marketing is subject to SHMC’s then-current technical capabilities, SHMC’s privacy policy, and the terms of the Rate Card. If the Parties agree on additional marketing services that are not Program-Related Marketing, the additional marketing services may be reflected in a statement-of-work amendment to this Agreement.

ii. SHMC will deliver to LE solely for its use in accordance with this Agreement (a) Program-related analytical reports with respect to LE in the form with the type of content that SHMC provides to its business units and the business units of their Affiliates and (b) other analyses of Transaction Information and other Member activity at LE retail locations prepared from time to time by SHMC (together, “Member Analytics Reports”). SHMC will include as part of the Member Analytics Reports the following information: (x) offer, marketing and event performance, (y) monthly key LE Member metrics (enrollment, trip count, penetration, redemption, Points earn, Points burn, etc.), and (z) weekly Points expense and redemption; provided that, Member Analytics Reports will not include any Member-specific or identifiable information. All Member Analytics Reports are SHMC’s Confidential Business Information and are subject to the terms and conditions of Section 11.

iii. SHMC offers the Personal Shopper by Shop Your Way® program (the “Personal Shopper Program”) whereby Members can enroll to become Personal Shoppers (as defined in the Personal Shopper Program Terms and Conditions located at http://ps.shopyourway.com/terms/PersonalShopper or successor location (as amended and interpreted by SHMC from time to time in its sole discretion, the “PS T&C”)) and recommend to Clients who are Members that they purchase merchandise from Participating Retailers in the Program. Personal Shoppers earn Commissions on Qualifying Purchases made by their Member Clients. For a period of twelve (12) months from the Effective Date, SHMC will include LE merchandise as a Qualifying Purchase at no cost to LE. Thereafter, LE may continue to include LE merchandise as a Qualifying Purchase subject to the mutual agreement of the Parties and LE’s payment of any applicable fees. SHMC may terminate the Personal Shopper Program at any time. The terms “Clients,” “Commission,” and “Qualifying Purchase” are defined in the PS T&C. From time to time, SHMC may offer Members and LE participation in other programs in connection with the Program.

iv. Pursuant to the Marketplace Agreement, LE currently lists LE merchandise for sale on the Sears.com Marketplace and on the Program Site. In the event of any termination of the Marketplace Agreement, the Parties will work together in Good Faith to negotiate an agreement to permit SHMC to continue to promote, display and sell LE merchandise on the Program Site.

v. With respect to LE-related email communications from the Program, SHMC will comply with the CAN-SPAM Act as the Sender or Designated Sender (as defined in the act and associated rules promulgated by FTC under the Act), to the exclusion of all others, which email communication will be distinguished from email communications from LE and its Affiliates, as follows: (a) SHMC will send its email communications from a domain name that clearly indicates SHMC or one of its Affiliates is the Sender; (b) SHMC will not use the name of LE or one of its Affiliates on the FROM line; and (c) SHMC will not use any LE trademark or logo in the email except in accordance with this Agreement.

b. SHMC’s Other Marketing. SHMC may advertise the Program generally to the extent and via advertising channels that SHMC determines are appropriate. Beginning on and after the Effective Date, SHMC must submit all marketing materials containing LE Marks or referencing LE’s participation in the Program for LE’s prior approval, which approval LE will not be unreasonably delayed or withheld. If LE unreasonably delays in responding to a request for such prior approval, the marketing materials in question shall be deemed approved by LE. Nothing in this Agreement restricts SHMC’s right to communicate Transaction Information and administrative information (such as notices of changes to the Program Terms and Conditions) to Members.

c. LE Email Obligations. With respect to its own email communications LE will comply with the CAN-SPAM Act as the Sender or Designated Sender (as defined in the act and associated rules promulgated by FTC under the Act), to the exclusion of all others, which email communication will be distinguished from email communications from SHMC and its Affiliates, as follows: (a) LE will send its email communications from a domain name that clearly indicates LE or one of its Affiliates is the Sender (such as landsend.com); (b) LE will not use SHMC or one of its Affiliates on the FROM line; and (c) LE will not use any SHMC trademark or logo in the email except in accordance with this Agreement.

d. LE Participation on the Program Site. SHMC will make available functionality on the Program Site to allow LE to promote its brand and products and expects LE to use such functionality during the Term of this Agreement.

8. License to Use Marks

a. SHMC Marks. SHMC hereby grants to LE and its Affiliates a non-exclusive, non-transferable, royalty-free license to use during the Term, solely in connection with its participation and marketing of the Program in accordance with this Agreement, the trade names, trademarks, and service marks indicated in Exhibit 4, or such other marks as LE and SHMC may agree upon (each a “SHMC Mark”), subject to SHMC’s prior review and approval of each use. LE acknowledges that the use of any SHMC Mark will not confer upon LE any proprietary rights to the SHMC Mark, and LE will not question, contest, or challenge SHMC’s ownership of a SHMC Mark. LE will not register or attempt to register any SHMC Mark, or any trade names, or trademarks similar to them. Nothing in this Agreement will be construed to bar SHMC from protecting its right to the exclusive ownership of a SHMC Mark against infringement or appropriation by any party or parties, including LE. SHMC will have the right to control the quality and nature of the services rendered in conjunction with all SHMC Marks, and LE will conform to the standards set by SHMC in conjunction therewith. All goodwill related to the use of any SHMC Mark under this license shall inure to SHMC’s benefit. LE shall not sublicense any rights in any SHMC Mark without SHMC’s prior written consent, which SHMC may withhold in its sole discretion.

b. LE Marks. LE hereby grants to SHMC and its Affiliates a non-exclusive, non-transferable, royalty-free license to use during the Term, solely in connection with its participation and marketing of the Program according to this Agreement, the trade names, trademarks, and service marks of LE (each a “LE Mark”), subject to LE’s prior review and approval of each use. SHMC acknowledges that the use of any LE Mark will not confer upon SHMC any proprietary rights to the LE Marks, and SHMC will not question, contest, or challenge LE’s ownership of the LE Marks. SHMC will not register or attempt to register any LE Mark, or any trade names, or trademarks similar to them. Nothing in this Agreement will be construed to bar LE from protecting its right to the exclusive ownership of the LE Marks against infringement or appropriation by any party or parties, including SHMC. LE will have the right to control the quality and nature of the services rendered in conjunction with any LE Mark, and SHMC will conform to the standards set by LE in conjunction therewith. All goodwill related to the use of any LE Mark under this license shall inure to LE’s benefit. SHMC shall not sublicense any rights in any LE Mark without LE’s prior written consent, which LE may withhold in its sole discretion.

c. Injunctive Relief. Each Party acknowledges that (i) the other Party’s trade names, trademarks, and service marks possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage that the other Party or its Affiliates would sustain in the event of unauthorized use, (ii) irreparable injury would be caused to the other Party by such unauthorized use for which there would be no adequate remedy at law, and (iii) injunctive relief would be appropriate with respect to any unauthorized use.

9. Enrollment of New Members. SHMC authorizes and directs LE to enroll new Members in the LE Formats. LE will use commercially reasonable efforts to maximize enrollments of its customers in the Program. LE will make available to customers at the applicable point of sale (or otherwise as agreed upon by the Parties) all marketing and legal materials provided by SHMC, including marketing materials detailing enrollment procedures. LE will require each new Member enrolled through a LE Format to agree to the then-current Program Terms and Conditions in the manner required by SHMC.

10. Data Ownership, Sharing and Use.

a. Program Data. SHMC is the sole and exclusive owner of all data and information relating to Members and the Program, including, without limitation, the Member list, all Member enrollment and contact information, Member passwords, Member Numbers, and Points accounts, but excluding the Transaction Information and the Member Analytics Reports (collectively, “Program Data”), and LE has, and will have, no ownership interest of any kind whatsoever in the foregoing. For clarification, all data and information relating to Members and the Program that is collected by LE pursuant to this Agreement, including Program enrollment information (collectively, “LE-Collected Program Data”) shall be deemed Program Data and shall be solely and exclusively owned by SHMC. The LE-Collected Program Data will be delivered to SHMC in the format and with the frequency, and using the secure delivery methods, in effect as of the Effective Date. SHMC may revise the format, frequency, and methods related to the delivery of the LE-Collected Program Data from time to time upon 30-days’ advance written notice to LE, except that security related changes shall be made as soon as possible and without unreasonable delay. SHMC may use the Program Data to operate the Program and for all other purposes in accordance with its privacy policy and Applicable Law (including transfer to, and use by, third parties) without restriction. Except as authorized under this Agreement, LE may not use or disclose Program Data in any manner. Further, to the extent LE or its Affiliates maintain or store any Program Data that may have been received or may in the future be received from SHMC or any other source, including, without limitation, any database of Member information, LE agrees to promptly return or secure destruction of such Program Data in an expeditious manner in a manner consistent with Exhibit 5 upon SHMC’s request.

b. Transaction Information. LE and SHMC are joint owners of the Transaction Information; provided that, SHMC is the sole and exclusive owner of Program Data derived from the Transaction Information. LE shall provide SHMC with Transaction Information in accordance with Section 5. SHMC may use the Transaction Information to operate the Program and otherwise in accordance with its privacy policy and Applicable Law. LE shall use the Transaction Information in accordance with its privacy policy and Applicable Law.

c. Member Analytics Reports. LE and SHMC are joint owners of the Member Analytics Reports. Each Party may use Member Analytics Reports in accordance with its privacy policy and Applicable Law and otherwise in accordance with this Agreement.

d. LE Opt-In Data. At LE Shops, SHMC may offer customers the ability to opt-in to receive emails directly from LE (“LE Shop Opt-Ins”). With respect to each LE Shop Opt-In, SHMC will provide LE with the email address and name of the individual opting in (“LE Shop Opt-In Data”). LE and SHMC are joint owners of the LE Shop Opt-In Data; provided that, SHMC is the sole and exclusive owner of Program Data derived from the LE Shop Opt-In Data. LE Shop Opt-In Data will be delivered to LE in the format and with the frequency, and using the secure delivery methods, in effect as of the Effective Date. LE may revise the format, frequency, and methods related to the delivery of the LE Shop Opt-In Data from time to time upon 30-days’

advance written notice to SHMC, except that security related changes shall be made as soon as possible and without unreasonable delay. Each Party may use LE Shop Opt-in Data in accordance with its respective privacy policy and Applicable Law provided LE posts clear and prominent notice of its own privacy policy at the point of collection subject to SHMC approval. Except for LE-Collected Program Data, LE is the sole and exclusive owner of any email opt-in information collected in an LE Format other than LE Shops.

e. Privacy. During the Term, the Parties will work together in Good Faith to make any changes to their respective privacy policies that are deemed necessary to reflect the provisions of this Section 10 and to otherwise ensure that these provisions comply with Applicable Law.

11. Confidentiality.

a. Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business, and (iii) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party (whether or not such information is marked “Confidential” or “Proprietary”). The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation, shall be deemed Confidential Information.

b. Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement as set forth in this Section 11.

i. Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (C) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

ii. Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its Affiliates and any of its and its Affiliates’ current or former Personnel.

iii. Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems and copies retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

c. Exceptions to Confidential Treatment. The obligations under this Section do not apply to any Confidential Information that the Receiving Party can demonstrate (1) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (2) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (3) is or becomes available to any member of the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (4) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (5) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority and the Receiving Party has complied with Section 11.d (Protective Arrangement) below, or (6) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 11.d (Protective Arrangement) below.

d. Protective Arrangement. If the Receiving Party determines that the exceptions under Section 11.c.5 or Section 11.c.6 apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

e. Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information.

f. Confidential Personal Information. “Confidential Personal Information” means all information about Members, including Program Data, Transaction Information and names, addresses, all contact information, customer lists, and demographic or financial information. The exceptions set forth in Section 11.c shall not apply to Confidential Personal Information; provided that, the restrictions on Confidential Personal Information do not apply to information independently developed or obtained without the use of Confidential Personal Information. Receiving Party may use and disclose Confidential Personal Information only as permitted in this Agreement. Receiving Party is liable for all unauthorized disclosures and use of Confidential Personal Information by its Affiliates and Personnel. Receiving Party will notify Disclosing Party promptly upon the discovery of the loss, unauthorized disclosure, or unauthorized use of Confidential Personal Information. All Confidential Personal Information

constitutes Confidential Information, however, the terms of this Section govern the Receiving Party’s use of any Confidential Personal Information. The Receiving Party will permit the Disclosing Party to audit its compliance with this Section 11.f at any time during regular business hours.

g. Data Security. Each Party will establish, maintain and implement an information security program, including appropriate administrative, technical and physical safeguards, that is designed to (i) ensure the security and confidentiality of Confidential Information, (ii) protect against any reasonably anticipated threats or hazards to the security or integrity of such Confidential Information, (iii) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience, and (iv) ensure the proper disposal of such Confidential Information. LE shall provide security for all data and communication systems in support of this Agreement at a minimum as specified in Exhibit 5 (Information Security). Each Party will use the same degree of care in protecting the Confidential Information of the other Party against unauthorized disclosure as it accords to its own confidential information of a similar nature, but in no event less than a reasonable standard of care.

12. Termination. Neither Party may exercise its rights in this Section 12 if the Party has failed to comply with any of its material obligations in this Agreement and the failure is continuing.

a. General.

i. Subject to the next sentence, LE or SHMC may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party (whichever Party is entitled to terminate, the “Terminating Party”).

ii. SHMC may terminate this Agreement for cause if LE fails to agree to a Complying Change made in accordance with Section 3 on or before the tenth day following LE’s receipt of notice of the Complying Change.

iii. SHMC may terminate this Agreement if a Stockholding Change occurs.

b. Obligations at Termination or Expiration. Upon the termination of this Agreement in accordance with Section 12.a or upon the expiration of this Agreement:

i. Each Party will perform, and reasonably assist the other Party in the performance of, all existing contractual obligations to Members;

ii. Each Party will promptly pay all undisputed amounts owed to the other;

iii. Each Party will cease use of the other party’s trade names, trademarks, and service marks, and will immediately cease use of, and destroy (or if requested return), all of the other party’s Confidential Information in accordance with Section 11.b.3; and

iv. All rights granted to LE in this Agreement will immediately terminate except to the extent necessary to enable LE to fulfill its obligations to Members with respect to

Program-Eligible Purchases. LE will provide a mutually-agreeable notice to its customers that they may no longer earn or redeem Points in connection with purchases of merchandise and services from LE after the date of termination.

13. Books and Records; Audits. Each Party will keep and maintain books and records that accurately reflect its operations according to industry standards, generally accepted accounting practices, and all applicable terms of this Agreement (the “Books and Records”). Each Party (the “Auditing Party”) will be permitted once each calendar year to audit the other Party’s premises, Books and Records, and methods of operation in order to determine the audited Party’s compliance with the terms of this Agreement. Audits may occur at any time during normal business hours designated by the Auditing Party. At the Auditing Party’s sole option, audits may be conducted (i) by the Auditing Party, its third-party designee, or a combination of the two, and (ii) at any location or locations reasonably specified by the Auditing Party. The audited Party will deliver copies of all Books and Records to a single audit location designated by the Auditing Party. The Auditing Party will bear the reasonable costs and expenses of each audit. Each Party will retain its Books and Records for at least five years from the date of settlement of the last audit to which the Party was subject.

14. Representations and Warranties; Covenants.

a. Representations and Warranties of LE. To induce SHMC to permit LE to enroll in the Program, LE, on behalf of itself and its Affiliates, makes the following representations and warranties to SHMC, and each and all of which will be deemed to be restated and remade on each day from the Effective Date and at all times thereafter during the Term except that the representations and warranties in Section 14.a.vii are made solely as of the Effective Date:

i. LE (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation, (b) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required in this Agreement except to the extent that its non-compliance would not have a material adverse effect on LE’s ability to perform its obligations in this Agreement, and (c) has all necessary licenses, permits, consents, and approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for LE to perform its obligations under this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material adverse effect on LE’s ability to perform its obligations required in this Agreement.

ii. LE has all necessary corporate power and authority to (a) execute and enter into this Agreement, and (b) perform the obligations required of LE under this Agreement and the other documents, instruments and agreements executed by LE pursuant hereto. The execution and delivery by LE of this Agreement and all documents, instruments and agreements executed and delivered by LE pursuant hereto, and the consummation by LE of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of LE. This Agreement (a) has been duly executed and delivered by LE, (b) constitutes the valid and legally binding obligation of LE, and (c) is enforceable in accordance with its terms.

iii. The execution, delivery, and performance of this Agreement by LE, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (a) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which LE is a party or by which it is bound, or by which LE assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon LE’s ability to perform its obligations under this Agreement, (b) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document of LE, (c) violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which LE is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon LE’s ability to perform its obligations under this Agreement, (d) require the consent or approval of any other party to any contract, instrument or commitment to which LE is a party or by which it is bound, which consent or approval has not been obtained, except to the extent that the failure to obtain such consent or approval would not have a material adverse effect upon LE’s ability to perform its obligations under this Agreement, or (e) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, except to the extent that the failure to obtain such consent or approval would not have a material adverse effect upon LE, the Program or LE’s ability to perform its obligations under this Agreement.

iv. Neither LE nor any of its Affiliates is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon LE’s ability to perform its obligations under this Agreement, nor has LE received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would materially and adversely affect the performance by LE of its obligations under this Agreement.

v. All of LE’s Books and Records and the Books and Records of its Affiliates are in all material respects complete and correct and are maintained in accordance with Applicable Law, except to the extent that the failure to so maintain such Books and Records would not have a material and adverse effect upon LE’s ability to perform its obligations under this Agreement.

vi. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of LE’s knowledge, threatened against LE or any of its Affiliates, at law, in equity, or otherwise, which, if adversely determined, could have a material and adverse effect on LE’s ability to perform its obligations under this Agreement.

vii. LE or its Affiliates are the owners of the intellectual property licensed by LE herein, including the LE Marks (together, the “LE IP”) and LE has the right, power, and authority to license to SHMC and authorized designees the use of the LE IP, and such use by such licensees in a manner approved (or deemed approved) by LE will not (a) violate any Applicable Law or (b) infringe upon the rights of any third party, in either case to the extent that the infringement would have a material and adverse effect upon the Program or LE’s ability to perform its obligations under this Agreement.

viii. All data related to Program-Eligible Purchases, the Transaction Information, and product returns, exchanges, and similar information transmitted or sent by LE to SHMC for purposes of issuing to or redeeming Points of LE’s Members is accurate, and the result of bona fide purchases or returns, free from fraud and misrepresentations.

b. Representations of SHMC. To induce LE to enter into this Agreement and participate in the Program, SHMC, on behalf of itself and its Affiliates, makes the following representations and warranties to LE and each and all of which will be deemed to be restated and remade on each day from the Effective Date, and at all times thereafter during the Term except that the representations and warranties in Section 14.b.vii are made solely as of the Effective Date:

i. SHMC (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation, (b) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations in this Agreement except to the extent that its non-compliance would not have a material and adverse effect on SHMC or the Program or SHMC’s ability to perform its obligations in this Agreement, and (c) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for SHMC to perform its obligations under this Agreement, except to the extent that the failure to obtain such licenses, permits, consents, or approvals or to provide such notices would not have a material and adverse effect on SHMC, the Program or SHMC’s ability to perform its obligations under this Agreement.

ii. SHMC has all necessary power and authority to (a) execute and enter into this Agreement, and (b) perform all of the obligations required of SHMC under this Agreement and the other documents, instruments and agreements executed by SHMC pursuant hereto. The execution and delivery by SHMC of this Agreement and all documents, instruments and agreements executed and delivered by SHMC pursuant hereto, and the consummation by SHMC of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of SHMC. This Agreement (a) has been duly executed and delivered by SHMC, (b) constitutes the valid and legally binding obligation of SHMC, and (c) is enforceable in accordance with its terms.

iii. The execution, delivery and performance of this Agreement by SHMC, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (a) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which SHMC is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, (b) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of SHMC, (c) violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which SHMC is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, (d) require the consent or approval of any other party to any contract, instrument or commitment to which SHMC is a party or by which it is bound, which consent or approval has not been obtained, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon SHMC’s ability to perform its obligations under this Agreement, or (e) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority.

iv. Neither SHMC nor any of its Affiliates is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon SHMC or the Program or SHMC’s ability to perform its obligations under this Agreement, nor has SHMC received any notice of default under any such contract, agreement, lease or other instrument regarding a default which, if realized, would materially and adversely affect the performance by SHMC of its obligations under this Agreement.

v. All of SHMC’s Books and Records and the Books and Records of its Affiliates are in all material respects complete and correct and are maintained in accordance with Applicable Law, except to the extent that the failure to so maintain such Books and Records would not have a material and adverse effect upon the Program or SHMC’s ability to perform its obligations under this Agreement.

vi. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of SHMC’s knowledge, threatened against SHMC or its Affiliates, at law, in equity or otherwise, which, if adversely determined, could have a material and adverse effect on SHMC’s ability to perform its obligations under this Agreement.

vii. SHMC or its Affiliates are the owners of the intellectual property licensed by SHMC herein, including the SHMC Marks (together, the “SHMC IP”) and SHMC has the right, power, and authority to license to LE and authorized designees the use of the SHMC IP, and such use by such licensees in a manner approved (or deemed approved) by SHMC will not (a) violate any Applicable Law or (b) infringe upon the rights of any third party, in either case to the extent the infringement would have a material and adverse effect upon the Program or SHMC’s ability to perform its obligations under this Agreement.

viii. The Member Analytics Reports are accurate and free from fraud or misrepresentation.

c. Covenants of LE. LE makes the following covenants to SHMC, each and all of which will survive the execution and delivery of this Agreement until its termination.

i. LE promptly will notify SHMC if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program or LE’s ability to perform its obligations in this Agreement.

ii. Except as otherwise specified herein, LE will enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program or LE’s ability to perform its obligations in this Agreement. LE will not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program.

iii. LE will at all times during the Term comply in all material respects with Applicable Law applicable to its activities except to the extent that such non-compliance would not have a material adverse effect on the Program.

iv. LE will perform all of its obligations in this Agreement competently and in Good Faith, in a professional and commercially reasonable manner, in accordance with generally accepted industry standards.

v. LE will, to the extent necessary, cause its Affiliates to comply with the terms of this Agreement.

d. Covenants of SHMC. SHMC makes the following covenants to LE, each and all of which will survive the execution and delivery of this Agreement until its termination.

i. SHMC promptly will notify LE if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program or SHMC’s ability to perform its obligations hereunder.

ii. Except as otherwise specified herein, SHMC will enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program or SHMC’s ability to perform its obligations hereunder. SHMC will not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program or SHMC’s ability to perform its obligations hereunder.

iii. SHMC will at all times during the Term comply in all material respects with Applicable Law applicable to its activities except to the extent that such non-compliance would not have a material adverse effect on the Program.

iv. SHMC will perform all of its obligations hereunder competently and in Good Faith, in a professional and commercially reasonable manner, in accordance with generally accepted industry standards.

v. SHMC will, to the extent necessary, cause its Affiliates to comply with the terms of this Agreement.

e. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER GUARANTEE, REPRESENTATION, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS, AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

15. Indemnification.

a. LE Indemnification of SHMC. From and after the Effective Date, LE will defend, indemnify and hold harmless SHMC, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them (collectively, the “SHMC Indemnified Parties”) from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses and all other costs and expenses of defense (collectively, “Losses”) relating to third-party claims that are caused or incurred by, result from, arise out of, or relate to:

i. LE’s negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

ii. Breaches and defaults by LE or any of its Affiliates, or their respective officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement;

iii. Acts and omissions by SHMC taken or not taken at LE’s request or direction pursuant to this Agreement except where SHMC would have been otherwise required to take such action (or refrain from acting) absent the request or direction of LE or where such request or direction is required by this Agreement prior to the action or inaction of SHMC;

iv. Fraudulent acts by LE, its Affiliates, or their respective officers, directors employees or agents;

v. Allegations by a third party that the use of the LE IP or any materials or documents provided by LE constitutes (a) libel, slander, or defamation, (b) unfair competition or misappropriation of another’s ideas or trade secret, (c) invasion of rights of privacy or rights of publicity, or (d) breach of contract or tortious interference;

vi. Allegations by a third party that the use of the LE IP or any materials or documents provided by LE other than at SHMC’s direction constitutes infringement of intellectual property, including trademark infringement or dilution, or copyright infringement.

b. SHMC’s Indemnification of LE. From and after the Effective Date, SHMC will defend, indemnify and hold harmless LE, its Affiliates, their respective officers, directors, employees, agents and representatives and any Person claiming by or through any of them (collectively, the “LE Indemnified Parties”) from and against and in respect of any and all Losses relating to third-party claims, which are caused or incurred by, result from, arise out of or relate to:

i. SHMC’s negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

ii. Breaches and defaults by SHMC or any of its Affiliates, or their respective officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement;

iii. SHMC’s failure to satisfy any of its obligations or liabilities to Members;

iv. Acts and omissions by LE taken or not taken at SHMC’s request or direction pursuant to this Agreement except where LE would have been otherwise required to take such action (or refrain from acting) absent the request or direction of SHMC or where such request or direction is required by this Agreement prior to the action or inaction of LE;

v. Fraudulent acts by SHMC, its Affiliates or their respective officers, directors employees or agents;

vi. Allegations by a third party that the use of the SHMC IP or any materials or documents provided by SHMC constitutes (a) libel, slander, or defamation, (b) unfair competition or misappropriation of another’s ideas or trade secret, (c) invasion of rights of privacy or rights of publicity, or (d) breach of contract or tortious interference;

vii. Allegations by a third party that the use of the SHMC IP or any materials or documents provided by SHMC other than at LE’s direction constitutes infringement of intellectual property, including trademark infringement or dilution, or copyright infringement.

c. Procedures. In case any claim is made, or any suit or action is commenced, against an SHMC Indemnified Party or an LE Indemnified Party, the Party in respect of which indemnification may be sought under this Section 15 (including for the benefit of its officers, directors, employees, agents or representatives or any Person claiming by or through any of them) (the “Indemnified Party”) will promptly give the other party (the “Indemnifying Party”) notice thereof and the Indemnifying Party will be entitled to participate in the defense thereof and, with prior notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

i. The Indemnified Party will have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel will be at the Indemnified Party’s expense, unless (a) the employment of such counsel has been authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (c) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses will be borne by the Indemnifying Party.

ii. The Indemnifying Party will promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action, but such notice will not affect in any way the obligation of the Indemnifying Party in accordance with this Section 15 to indemnify and hold harmless the Indemnified Party against Losses consisting of reasonable attorneys’ fees and expenses and all other costs and expenses of defense.

iii. The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party in this Agreement, and the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but will not agree to any other settlement or compromise without the prior consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

d. Notice and Additional Rights and Limitations.

i. If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Section 15 may be sought, such failure will not limit the liability of the Indemnifying Party unless the failure to give such notice has a detrimental effect on the Indemnifying Party. The preceding sentence will not limit the Indemnifying Party’s rights to recover for any loss, cost or expense which it can establish resulted from any failure to give prompt notice.

ii. This Section 15 will govern the obligations of the Parties with respect to the subject matter hereof but will not be deemed to limit the rights which any Party might otherwise have at law or in equity.

16. Exclusion of Consequential Damages; Limitation of Liability. EXCEPT FOR (I) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, (II) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, AND (III) BREACH OF SECTION 10 (DATA OWNERSHIP), IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, OR LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. EXCEPT FOR (I) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, (II) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, (III) BREACH OF SECTION 10 (DATA OWNERSHIP) AND (IV) FEES, EXPENSES OR OTHER PAYMENTS SPECIFICALLY PROVIDED FOR UNDER THE TERMS OF THIS AGREEMENT, THE SOLE LIABILITY OF EITHER PARTY AND ITS AFFILIATES FOR ALL CLAIMS IN ANY MANNER RELATED TO THIS AGREEMENT ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES PAID TO SHMC UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS PRIOR TO THE DATE SUCH CLAIM AROSE.

17. Miscellaneous.

a. Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

b. Notice. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.b):

If to SHMC, to:	Sears Holdings Management Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attn.: Eric Jaffe

Facsimile: (847) 286-3489

Email: ejaffe@searshc.com

With a Copy To:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attn.: General Counsel

Facsimile: (847) 286-2471

Email: Dane.Drobny@searshc.com

If to LE, to:

Lands’ End, Inc.

5 Lands’ End Lane

Dodgeville, Wisconsin 53595

Attn.: VP, Multi-Channel Marketing

Facsimile: (608) 935-6884

Email: mike.holahan@landsend.com

With a Copy To:

Lands’ End

5 Lands’ End Lane

Dodgeville, Wisconsin 53595

Attn.: General Counsel

Facsimile: 608-935-6550

Email: Karl.Dahlen@landsend.com

c. No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between SHMC and LE and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

d. Expenses. In addition to the fees stated herein, unless otherwise expressly stated herein, LE will reimburse SHMC for all other reasonable out-of-pocket expenses actually incurred in its performance of its obligations hereunder (“Expenses”). To the extent reasonably practicable, SHMC will provide LE with notice of such Expenses prior to incurring them. If directed by SHMC, LE will pay directly any or all third-party contractors providing Services to or for the benefit of LE. The cost of all third-party Personnel used to perform the Services hereunder will be reimbursed by LE on a cost plus five percent (5%) basis. Except as otherwise provided for in this Agreement, each Party will bear its own expenses with respect to the transactions contemplated by this Agreement.

e. No Third Party Rights. Except for the indemnification rights under this Agreement of any SHMC or LE indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

f. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

g. Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

h. Third Party Agreements. The Parties anticipate that SHMC will be relying upon its and its Affiliates existing agreements with third parties to provide certain of the Services described herein (“Third Party Agreements”) and that the Parties have assumed that SHMC’s and/or its Affiliates’ counterparty under each such Third Party Agreement (the “Third Party Vendor”) will permit SHMC and/or its Affiliates to procure goods, services and/or license software, as applicable under such Third Party Agreement, on behalf of LE, at no additional cost, as if LE were an affiliate of SHMC and/or its Affiliates under such Third Party Agreement. If: (i) SHMC’s or its Affiliates’ costs, fees, or expenses increase under the terms of such Third Party Agreements, or (ii) the Third Party Vendor demands or is entitled to additional costs, fees, or expenses now or in the future, as a result of LE receiving benefits under such Agreement, then, in addition to all other amounts due hereunder, LE shall be liable for its proportionate share of all increased amounts under subsection (i) and all of the increased amounts under subjection (ii), in each case as such amounts are determined by SHMC in Good Faith. SHMC will notify LE once it learns of any increased amounts due under the immediately foregoing sentence, and will work with the Third Party Vendor to try to mitigate such cost increase. To the extent any such Third Party Agreement includes early termination fees (or similar charges, “Termination Fees”), LE will be solely responsible for any such Termination Fees SHMC or its Affiliates incur as a result of the Separation of LE and/or LE ceasing to use the Services under this Agreement

i. Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party, its Affiliates or its Personnel (each an “Electronic Resource”), in connection with this Agreement, then the Party on behalf of whom such access is given will ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of, such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access will limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of such Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s Personnel and any information obtained by such Party’s Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party will reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates, or its Personnel.

j. Equitable Relief. Each Party acknowledges that any breach by a Party of this Agreement, including, without limitation, Section 10 (Data Ownership) and Section 11 (Confidential Information), may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of the foregoing provisions, each Party and its Affiliates are entitled to seek equitable relief, including specific performance, and injunctive relief; in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 17.u.i (Dispute Resolution) and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction. Any requirements for the securing or posting of any bond with such remedy are waived.

k. Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified,

(5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (7) references to $ or Dollars mean U.S. Dollars, and (8) hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

l. Publicity. All publicity regarding this Agreement is subject to Section 14.5 (Public Announcements) of the Separation Agreement.

m. Further Assurances. Each of SHMC and LE will produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

n. Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and Section 10 (Data Ownership, Sharing and Use), Section 11 (Confidentiality), Section 13 (Books and Records), Section 15 (Indemnification), Section 16 (Exclusion of Consequential Damages; Limitation of Liability), and Section 17. (Governing Law, Jurisdiction; Waiver of Jury Trial).

o. Entire Agreement. This Agreement (including the Exhibits, Articles and Schedules hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

p. Assignment. LE may not assign its rights or obligations under this Agreement without the prior written consent of SHMC, which consent may be withheld in SHMC’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by LE for which assignment SHMC’s prior written consent will be required. SHMC may freely assign its rights and obligations under this Agreement without the prior consent of LE. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

q. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

r. Condition Precedent to the Effectiveness of this Agreement. This Agreement will not be binding on either Party unless and until it has been approved by the Audit Committee of the Board of Directors of SHLD (or a subcommittee thereof, including the Related Party Transactions Subcommittee).

s. Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

t. Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

i. Dispute Resolution. Except as provided for in Section 17.j (Equitable Relief), all Disputes related to this Agreement are subject to Article XI (Dispute Resolution) of the Separation Agreement.

ii. Governing Law. This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by, and construed and enforced in accordance with, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

iii. Jurisdiction. Each of the Parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each Party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 17.b.

iv. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.T.IV.

Acknowledged and agreed:

Sears Holdings Management Corporation		Lands’ End, Inc.

By:	/s/ D. Michael Anderson	By:	/s/ Edgar O. Huber
	D. Michael Anderson		Edgar O. Huber
	VP, Loyalty Marketing		Chief Executive Officer

Exhibit 1

Definitions

The following defined terms will have the meaning ascribed to them below. Other terms are defined in the body of this Agreement or in the Program Terms and Conditions as described below. All defined terms include the singular and the plural form of such terms.

“Additional Points” mean Points that are awarded in addition to Base Points on Program-Eligible Purchases in connection with specific offers, whether or not the Member is a Bonus Member and as may be further described in the Program Terms and Conditions. Additional Points include Bonus Points, but exclude Base Points and Surprise Points.

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to LE, its Subsidiaries, and (ii) with respect to SHMC, SHC and its Subsidiaries; provided, however, that except where the context indicates otherwise, for purposes of this Agreement, from and after the Effective Time (1) no SHC Entity shall be deemed to be an Affiliate of any LE Entity and (2) no LE Entity shall be deemed to be an Affiliate of any SHC Entity.

“Applicable Law” means all applicable common law, laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units that have jurisdiction in the given circumstances.

“Base Points” means the base points Members earn on Program-Eligible Purchases and as may be further described in the Program Terms and Conditions.

“Bonus Members” are Members who maintain a valid email address in their Program profile and who are opted-in to receiving promotional emails from the Program.

“Bonus Points” means Points that are awarded in addition to Base Points on Program-Eligible Purchases in connection with specific offers for which only Bonus Members are eligible and as may be further described in the Program Terms and Conditions.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.

“Competitor” means each Person that operates a rewards or points-issuance/redemption business that competes in any material respect with the Program or with any other rewards or points-issuance/redemption business operated by SHMC or any of its Affiliates.

“Competitor Affiliates” means each Person that directly or indirectly and by whatever means controls, is under common control with, or is controlled by, a Competitor.

“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

“LE Entities” has the meaning ascribed to it in the Separation Agreement.

“Person” means an individual, a sole proprietorship, a partnership, a joint venture, a limited liability company, a corporation, and all other entities.

“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of the LE Entities shall not be deemed Personnel of the SHC Entities and the Personnel of the SHC Entities shall not be deemed Personnel of the LE Entities.

“SHC” means Sears Holdings Corporation.

“SHC Entities” has the meaning ascribed to it in the Separation Agreement.

“Stockholding Change” has the meaning ascribed to it in the Separation Agreement and also includes any change where a Competitor or a Competitor Affiliate becomes, directly or indirectly, at any time after the date of this Agreement and by whatever means, the beneficial owner of more than 50% of the total voting power of LE’s outstanding securities entitled, to vote in, or carrying the right to direct voting with respect to, directly or indirectly and by whatever means the election of LE’s board of directors.

“Subsidiaries” has the meaning ascribed to it in the Separation Agreement.

“Surprise Points” means Points of a short-term duration that may be awarded to specific Members to incentivize future purchases on various levels (e.g., whole house, category, item) and as may be further described in the Program Terms and Conditions.

The following terms are defined in the Agreement, as indicated:

Term	Section
Additional Points	Exhibit 1
Additional Points Fees	Exhibit 2
Affiliate	Exhibit 1
Auditing Party	13
Base Points	Exhibit 1
Base Points Fees	Exhibit 2
Bonus Points	Exhibit 1
Books and Records	13
Burn Rate	Exhibit 2
Competitor	Exhibit 1
Complying Change	3.b
Confidential Information	11.a
Confidential Personal Information	11.f
Disclosing Party	11.a
Effective Date	2
Electronic Resource	17.i
Expenses	17.d
Good Faith	Exhibit 1
Indemnified Party	15.c
Indemnifying Party	15.c

Inlet Stores	5.c
Issuing Retailers	Recital A
LE-Collected Program Data	10.a
LE Format	Recital B
LE Indemnified Parties	15.b
LE IP	XV.A.7
LE Mark	8.b
LE Shop	Recital B
LE-Shop Opt-in	10.c
LE-Shop Opt-in Data	10.c
Losses	15.a
Marketplace Agreement	Recital B
Member	Program Terms and Conditions
Member Analytics Reports	7.a.ii
Member Number	Program Terms and Conditions
Participating Retailers	Recital A.
Person	Exhibit 1
Personal Shopper Program	7.a.iii
Points	6.a
Points Issuance Fee	Exhibit 2
POS System	5.c
Program	Recital A.
Program Data	10.a
Program-Eligible Purchases	Program Terms and Conditions
Program-Related Marketing	7.a.ii
Program Site	Recital A
Program Terms and Conditions	Recital B
Promotional Activities	4
PS T&C	7.a.iii
Purchase Points	Exhibit 2
Rate Card	7.a.i
Receiving Party	11.a
Redeeming Retailers	Recital A
Separation Agreement	2
SHLD	2
SHMC Indemnified Parties	15.a
SHMC IP	14.b.vii
SHMC Mark	8.a

Stockholding Change	Exhibit 1
Surprise Points	Exhibit 1
Term	2
Termination Fees	17.h
Terminating Party	12.a.i
Third Party Agreement	17.h
Third Party Vendor	17.h
Transaction Information	5.a

Exhibit 2

Points Issuance and Redemption Fees

A. Points Issuance Fees. For each Program-Eligible Purchase completed by a Member in an LE Format in accordance with the Agreement, LE will pay to SHMC a fee (the “Points Issuance Fee”) consisting of the fees related to Base Points (the “Base Points Fee”) and Additional Points (the “Additional Points Fee”), if any. The Base Points Fee and Additional Points Fee are calculated according to the following formulas:

1. Base Points Fee. The Base Points Fee will be [*****] for every thousand (1,000) Base Points issued to Members as a result of Program-Eligible Purchases in LE Formats.

2. Additional Points Fee. The Additional Points Fee will be [*****] for every thousand (1,000) Additional Points issued to Members as a result of Program-Eligible Purchases in LE Formats.

B. Surprise Points Fee. The Surprise Points Fee will be [*****] for every thousand (1,000) Surprise Points redeemed in LE Formats.

C. Reimbursements and Payments Upon Redemption.

1. Calculation of Rate. As applicable, SHMC will reimburse LE or LE will pay SHMC for Base Points and Additional Points that are redeemed in LE Formats each fiscal quarter “Redemption Fees”). The rate of such reimbursement or payment will be determined at the beginning of each fiscal quarter and will be fixed for that entire quarter. The effective rate used for these purposes (the “Burn Rate”) will be the rate expressed as the total number of Base Points and Additional Points (regardless of source) redeemed in LE Formats divided by the total number of Base Points and Additional Points issued by LE Formats, calculated on a trailing twelve (12) month basis. The Burn Rate will be calculated prior to the beginning of each fiscal quarter and will be the effective rate used for the next three fiscal months. Only Base Points and Additional Points that expire after twelve (12) months are taken into consideration when calculating the Burn Rate.

2. Burn Rate of 125% or Less. Where the overall Burn Rate is 125% or less, SHMC will reimburse LE for every thousand (1,000) Points (Base Points and/or Additional Points) redeemed in LE Formats in the applicable fiscal quarter in accordance with the following chart:

Quarterly Burn Rate	SYW Reimburses
50%	[	*****]
55%	[	*****]
60%	[	*****]
65%	[	*****]
70%	[	*****]
75%	[	*****]
80%	[	*****]
85%	[	*****]
90%	[	*****]
95%	[	*****]
100%	[	*****]
105%	[	*****]
110%	[	*****]
115%	[	*****]
120%	[	*****]
125%	[	*****]

3. Burn Rate is Greater than 125%. Where the overall Burn Rate is above 125%, LE will pay SHMC for every thousand (1,000) Points (Base Points and/or Additional Points) redeemed in LE Formats in the applicable fiscal quarter in accordance with the following chart:

Quarterly Burn Rate	Fees to SYW
125%	[	*****]
130%	[	*****]
135%	[	*****]
140%	[	*****]
145%	[	*****]
150%	[	*****]
155%	[	*****]
160%	[	*****]
165%	[	*****]
170%	[	*****]
175%	[	*****]
180%	[	*****]
185%	[	*****]
190%	[	*****]
195%	[	*****]
200%	[	*****]

D. Examples:

Example Quarterly Time Period #1

Burn Rate = 50%

•	Every 1,000 Points redeemed in LE Formats is worth [*****] and SHMC calculates the quarterly Burn Rate before the quarter begins to be 50% based on the previous 12 months.

•	LE issues Members 1,000,000,000 Base Points (worth [*****] in LE Formats) and pays [*****] points issued = [*****]

•	LE issues another 1,000,000,000 (worth [*****] in LE Formats) Bonus Points on special Member offers and pays [*****] points issued = [*****]

•	Members redeem 1,000,000,000 Points in LE Formats, worth [*****].

•	LE receives [*****] from SHMC for the cost of these redeemed Points, as 1,000,000,000 Points were redeemed at the applicable reimbursement rate of [*****] Points redeemed.

•	LE pays SHMC [*****] for the incremental benefit of having more Points redeemed in LE Formats.

Example Quarterly Time Period #2

Burn Rate = 150%

•	Every 1,000 Points redeemed in LE Formats is worth [*****] and SHMC calculates the quarterly Burn Rate before the quarter begins to be 150% based on the previous 12 months.

•	LE issues Members 1,000,000,000 Base Points (worth [*****] in LE Formats) and pays [*****] points issued = [*****]

•	LE issues another 1,000,000,000 Bonus Points on special Member offers (worth [*****] in LE Formats) and pays [*****] Points issued = [*****]

•	Members redeem 3,000,000,000 points in LE Formats, worth [*****].

•	LE receives [*****] from SHMC for the cost of these Points, as Points redeemed in LE Formats exceeded 125% of the Points issued by LE Formats.

•	LE pays SHMC [*****] for the incremental benefit of having more Points redeemed in LE Formats than were actually issued by LE Formats (at a quarterly Burn Rate of 150% LE pays SHMC [*****] Points redeemed so [*****]).

Exhibit 3

Rate Card and Email Support Services

Definitions:

“CPM” means cost per thousand.

“Hero” means the primary featured product in a multiple product email. The Hero is featured at the top of the email, and determines the subject line of the email.

“Slice” means one of 4-6 sub-features or products in an email. The Slice is typically displayed “below the fold” e.g. not visible until/unless Member scrolls down in the email, or some equivalent action depending on the format of the email.

“Solo” means an email campaign that features a single business unit or store format.

“TI” means targeted interactions.

“Trigger” means any metric or event used to generate an automatic communication to a Member, for example, emails sent upon purchase of merchandise, or POS contact.

Rate Card

Email Campaign Development and Deployment Services		Cost

Email Campaigns to Members who have made LE Program-Eligible Purchases • Includes Transactional Communications, Existing Triggers, Shopper Recap, and eReceipts		$4.00 CPM ($600/campaign minimum)

Special Projects/New Development – defined in a separate SOW • Includes new Triggers, New/Revised transactional messaging and communications, or other net new campaigns		Rate Card + CPM (if applicable, otherwise as defined in SOW)

Email Creative/Coding Development Services

New Trigger/Transactional Creative Template		$16,000
New Dynamic Promotional Creative Template		$8,000
New Standard Email Postcard Creative Template		$4,000
Banners/Trolley’s		$500
Critical Changes	(changes requested less than 5 days prior to launch date)
	Hero	$5,000
	Slice	$2,500

Email Service Notes:

•	SHMC will continue to deploy emails for the lifecycle trigger emails which LE may participate in, including but not limited to:

•	Welcome Emails

•	Non-Redeemer Emails

•	Lapsed Member Emails

•	VIP Member Emails

•	Promotional emails to the Program’s opt-in email list require 10 business days from SHMC receipt of all required assets, rules, and documentation from LE.

•	New creative templates (not one off campaigns in existing templates) require 4 weeks from SHMC’s receipt of all requirements from LE.

•	With respect to any LE-specific promotional email campaign purchased pursuant to this Exhibit 3, LE may provide SHMC with a list of LE email opt-outs and SHMC will use commercially reasonable efforts to exclude all addresses on such list from the campaign; provided that: (1) such services and any applicable terms and fees must first be mutually agreed upon in a separate SOW; (2) such services are not available for any other promotional emails from the Program that may reference or promote LE, and (3) SHMC will not provide these services with respect to any emails that SHMC reasonably determines in its sole discretion to fall within the transaction or relationship exception under the CAN-SPAM Act and associated rules or guidance provided by the Federal Trade Commission, even if LE is promoted in such emails.

Predictive Analytics
		Project Price

Predictive Models		$81,900

Campaign Design and Evaluation (DM, Liquidity, etc.)		$23,100

Segmentation Analysis		$15,300

Campaign Sizing and List Pull		$1,980

Targeting Execution / Campaign Measurement / Member Analytics
		Project Price
Campaign Deep Dives	Campaign deep dives	$7,290
	Offer impact analysis	$8,280
Segmentation/Clustering Model	BU Member segmentation	$94,500
Miscellaneous Analysis	Low Effort Counts. (How many Members ...)	$1,680
	Moderate Effort Analysis	$12,375
	Analytical Deep Dive	$37,500

Personalization Services

TI @ POS (LE)	$0.03 per print
TI propensity models (includes quarterly re-scoring)	$15,000/each
TI Implementation into new email campaign	$5,000 per campaign
Other TI requests	Per agreed upon SOW

Exhibit 4

Marks

Word Marks

SHOPYOURWAY

SHOPYOURWAY REWARDS

SHOP YOUR WAY

SHOP YOUR WAY REWARDS

SHOP YOUR WAY MAX

PERSONAL SHOPPER BY SHOP YOUR WAY

SYW MAX

Logos and Design Marks

Exhibit 5

Information Security

At a minimum and as specified herein, LE shall provide security for all data and communication systems in support of the Agreement to which this Exhibit 5 is attached (“Security Exhibit”).

LE’s security efforts will include, without limitation:

[*****]:

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

[*****]

[*****]

•	[*****]

•	[*****]

•	[*****]

[*****]

[*****]

[*****]:

•	[*****]

•	[*****]

•	[*****]

•	[*****]

[*****]

[*****]:

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

•	[*****]

[*****]

[*****]

•	[*****]

•	[*****]